SCHEDULE A
                         To Administrative Services Plan
                             As of November __, 2000

     This Administrative Services Plan shall be adopted with respect to the Investor Class Shares of the following Funds of Accessor Funds, Inc.:

     Growth Fund
     Value Fund
     Small to Mid Cap Fund
     International Equity Fund
     Intermediate Fixed-Income Fund
     Short-Intermediate Fixed-Income Fund
     Mortgage Securities Fund
     High Yield Bond Fund
     U.S. Government Money Fund
     Accessor Income Allocation Fund
     Accessor Income and Growth Allocation Fund
     Accessor Balanced Allocation Fund
     Accessor Growth and Income Allocation Fund
     Accessor Growth Allocation Fund
     Accessor Aggressive Growth Allocation Fund